Exhibit 99.1

Analyst Contact:

Media Contact:

Jonathan Peisner

Julie Vincent

(317) 249-4390

(317) 249-4233

jpeisner@adesa.com	jvincent@adesa.com

ADESA, Inc. Reports Fourth Quarter EPS of $0.22 per Diluted Share

Results include $0.08 per share of non-operating charges

Carmel, IN, February 8, 2007—ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, today reported its financial results for the quarter ended December 31, 2006. For the fourth quarter of 2006, the company reported net income of $19.8 million, or $0.22 per diluted share, which included pretax non-operating charges of $9.5 million ($7.2 million after-tax, or $0.08 per diluted share.)  Fourth quarter revenues were $269.5 million.

“We are pleased with ADESA’s fourth quarter revenue and operating performance,” stated ADESA, Inc. Chairman and CEO David Gartzke. “Despite a challenging industry environment, ADESA’s growth and outstanding customer recognition continue to be fueled by the value-add services and extra effort that our employees deliver to our customers every day. While we accomplished much in 2006, we believe that significant investments will be required going forward in order for ADESA to further enhance its competitive profile.”

Quarterly Consolidated Results

For the fourth quarter of 2006, the company reported that revenue increased 13 percent to $269.5 million, compared with $238.6 million in the fourth quarter of 2005. The primary drivers for the $30.9 million increase in revenues were higher volumes of vehicles sold, including acquisition volume, and increased fee income from transportation and lower margin ancillary services. Net income for the fourth quarter of 2006 was $19.8 million, or $0.22 per diluted share, compared with net income of $23.1 million, or $0.26 per diluted share, in the fourth quarter of 2005. Results for the fourth quarter of 2006 included $6.1 million of pretax transaction charges ($0.06 per diluted share) related to the pending acquisition of the company and a $3.4 million pretax charge ($0.02 per diluted share) related to the termination of the Joint Aircraft Ownership and Management Agreement with ALLETE, Inc.

Quarterly Segment Results

Auction Services Group (ASG) revenue in the fourth quarter of 2006 increased 13 percent from $206.7 million to $233.6 million. The $26.9 million increase in ASG revenue was primarily due to the previously mentioned factors of higher sold vehicle volumes – including acquisition volume, and increased fee income from transportation and lower margin ancillary services. These same factors also contributed to a five percent increase in ASG revenue per vehicle sold to $484 as compared with $460 for the fourth quarter 2005 and a six percent increase in operating profit to $31.4 million versus $29.7 million. The used vehicle conversion rate for the quarter was 59.2% versus 62.5% in the fourth quarter of 2005.

Dealer Services Group (DSG) revenue in the fourth quarter of 2006 rose 13 percent to $35.9 million as compared to $31.9 million in last year’s fourth quarter. The $4.0 million increase in DSG revenue was primarily driven by a nearly ten percent increase in loan transaction units and both higher interest rates and average values of used vehicles being floored. These factors also drove a 26 percent increase in DSG’s fourth quarter operating profit to $23.1 million compared with $18.3 million in 2005.

Full Year Consolidated Results

For the twelve months ended December 31, 2006, the company reported revenue of $1,103.9 million and net income of $126.3 million, or $1.40 per diluted share, compared with revenue of $968.8 million and net income of $125.5 million, or $1.39 per diluted share for 2005. Results for the full-year 2006 include the previously mentioned $9.5 million fourth quarter pretax charges ($0.07 per diluted share) and a $0.5 million loss from discontinued operations. Results for the full-year of 2005 include a $1.5 million net after-tax debt refinancing charge ($0.01 per diluted share) and a $0.6 million loss from discontinued operations. Capital expenditures for fiscal 2006 were $37.1 million.

Proposed Transaction

As previously announced on December 22, 2006, ADESA has entered into a definitive merger agreement to be acquired by a group of private equity funds consisting of Kelso & Company, GS Capital Partners, an affiliate of Goldman Sachs, ValueAct Capital and Parthenon Capital. Under the merger agreement, each outstanding share of ADESA common stock will be converted into the right to receive $27.85 per share in cash. The transaction, which is subject to approval by ADESA stockholders and the satisfaction of customary closing conditions, has been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Board has approved the definitive agreement and has resolved to recommend that ADESA’s stockholders adopt the agreement. The record date for the special meeting of stockholders to approve the proposed transaction is February 12, 2007, and the date of the special meeting is March 28, 2007. The transaction is expected to close in the second quarter of 2007.

About ADESA, Inc.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 54 ADESA used vehicle auction sites, 42 Impact salvage vehicle auction sites and 85 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at   http://www.adesainc.com.

Earnings slides related to ADESA’s fourth quarter earnings announcement are accessible under the investor relations section of ADESA’s Web site at www.adesainc.com/irearningsconf.do.

Quarterly segment income statements, including statistical information, for 2006, 2005, 2004, 2003 and 2002 can be found at the company’s Web site www.adesainc.com.

Forward-Looking Statements

This press release contains forward-looking statements based on current ADESA management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact including statements regarding significant investments and the company’s competitive profile. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against ADESA and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummate the merger; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (5) the effect of the announcement of the merger on our customer relationships, operating results and business generally; (6) the ability to recognize the benefits of the merger; and (7) the amount of the costs, fees, expenses and charges related to the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond ADESA’s ability to control or predict. ADESA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

(Unaudited)

	Three Months Ended December 31, 2006		Three Months Ended December 31, 2005

Operating revenues
Auction services group	$233.6		$206.7
Dealer services group	35.9		31.9
Total operating revenues	269.5		238.6

Operating expenses
Cost of services (exclusive of depreciation & amortization)	144.1		127.1
Selling, general and administrative	63.8		58.7
Depreciation and amortization	12.6		10.8
Aircraft charge	3.4	(1)	—
Transaction expenses	6.1	(2)	—
Total operating expenses	230.0		196.6

Operating profit	39.5		42.0

Interest expense	6.2		7.2
Other income, net	(1.6)		(2.3)

Income from continuing operations before income taxes	34.9		37.1

Income taxes	15.0		13.8

Income from continuing operations	$19.9		$23.3

Loss from discontinued operations, net of income taxes	(0.1)		(0.2)

Net income	$19.8		$23.1

Earnings per share—basic
Income from continuing operations	$0.22		$0.26
Loss from discontinued operations, net of income taxes	—		—
Net income	$0.22		$0.26

Earnings per share—diluted
Income from continuing operations	$0.22		$0.26
Loss from discontinued operations, net of income taxes	—		—
Net income	$0.22		$0.26

Weighted average shares outstanding:
Basic	89.98		89.57
Diluted	90.48		89.99

(1)           In the fourth quarter 2006, the Company received notice of ALLETE, Inc.’s election to terminate the Joint Aircraft Ownership and Management Agreement. As a result, the Company recorded a non-cash pretax charge of $3.4 million ($2.1 million after-tax or approximately $0.02 per diluted share) representing a reduction of ownership interests in the aircraft and other costs associated with the termination of the agreement.

(2)           In the fourth quarter 2006, the Company entered into a Merger Agreement to be acquired by a group of private equity funds. The Company incurred approximately $6.1 million ($5.1 million after-tax or approximately $0.06 per diluted share) in transaction expenses consisting primarily of legal and professional fees associated with the Merger Agreement.

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

	Year Ended December 31, 2006	Year Ended December 31, 2005
	(Unaudited)

Operating revenues
Auction services group	$959.9	$842.8
Dealer services group	144.0	126.0
Total operating revenues	1,103.9	968.8

Operating expenses
Cost of services (exclusive of depreciation & amortization)	563.8	473.5
Selling, general and administrative	259.2	227.1
Depreciation and amortization	46.5	40.8
Aircraft charge	3.4 (1)	—
Transaction expenses	6.1 (2)	—
Total operating expenses	879.0	741.4

Operating profit	224.9	227.4

Interest expense	27.4	31.2
Other income, net	(6.9)	(8.6	)(3)
Loss on extinguishment of debt	—	2.9	(4)

Income from continuing operations before income taxes	204.4	201.9

Income taxes	77.6	75.8

Income from continuing operations	$126.8	$126.1

Loss from discontinued operations, net of income taxes	(0.5)	(0.6)

Net income	$126.3	$125.5

Earnings per share—basic
Income from continuing operations	$1.41	$1.40
Loss from discontinued operations, net of income taxes	—	—
Net income	$1.41	$1.40

Earnings per share—diluted
Income from continuing operations	$1.41	$1.40
Loss from discontinued operations, net of income taxes	(0.01)	(0.01)
Net income	$1.40	$1.39

Weighted average shares outstanding:
Basic	89.87	89.87
Diluted	90.24	90.32

(1)           In the fourth quarter 2006, the Company received notice of ALLETE, Inc.’s election to terminate the Joint Aircraft Ownership and Management Agreement. As a result, the Company recorded a non-cash pretax charge of $3.4 million ($2.1 million after -tax or approximately $0.02 per diluted share) representing a reduction of ownership interests in the aircraft and other costs associated with the termination of the agreement.

(2)           In the fourth quarter 2006, the Company entered into a Merger Agreement to be acquired by a group of private equity funds. The Company incurred approximately $6.1 million ($5.1 million after-tax or approximately $0.05 per diluted share) in transaction expenses consisting primarily of legal and professional fees associated with the Merger Agreement.

(3)           The SWAP agreement related to the former Term Loan B facility was terminated in the third quarter 2005, as a result of the amendment and restatement of the credit facility. Consequently, a $0.5 million unrealized gain on hedge that was a component of “Other Comprehensive Income” prior to the termination was recorded as a $0.5 million realized gain in “Other Income” in the third quarter 2005.

(4)           In the third quarter 2005, a $2.9 million charge ($1.8 million after-tax) was incurred for the write-off of unamortized debt issuance costs associated with the Company’s June 2004 credit facility and expenses related to the amended and restated credit facility.

ADESA, Inc.

Condensed Consolidated Balance Sheets

(In millions)

	December 31, 2006	December 31, 2005
	(Unaudited)

Cash and cash equivalents	$203.5	$245.9
Trade receivables, net	192.8	188.6
Finance receivables, net	203.3	196.7
Retained interests in finance receivables sold	69.6	56.8
Other current assets	39.3	36.1

Total current assets	708.5	724.1

Goodwill	557.8	532.6
Intangible and other assets	111.9	92.9
Property and equipment, net	597.1	595.9

Total assets	$1,975.3	$1,945.5

Current liabilities, excluding current maturities of debt	$353.3	$352.1
Current maturities of debt	30.0	70.0

Total current liabilities	383.3	422.1

Long-term debt	322.5	362.5
Other non-current liabilities	66.0	71.0
Stockholders’ equity	1,203.5	1,089.9

Total liabilities and equity	$1,975.3	$1,945.5

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